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                     May 18, 2021

       Jamere Jackson
       Chief Financial Officer
       AutoZone, Inc.
       123 South Front Street
       Memphis, Tennessee 38103

                                                        Re: AutoZone, Inc.
                                                            Form 10-K for the
Year Ended August 29, 2020
                                                            File No. 001-10714
                                                            Filed October 26,
2020

       Dear Mr. Jackson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services